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                                    EXHIBIT 8
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               [Letterhead of Luse Gorman Pomerenk & Schick, P.C.]


(202) 274-2000

October 25, 2005

Board of Directors
Magyar Bank
400 Somerset Street
New Brunswick, New Jersey  08903

         Re: Mutual Holding Company Formation and Stock Issuance
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Ladies and Gentlemen:

         We have been requested as special counsel to Magyar Bank to express our opinion concerning the federal income tax consequences relating to the proposed reorganization of Magyar Bank from a New-Jersey-chartered mutual savings bank (sometimes referred to herein as "Mutual Bank") to a New-Jersey-chartered stock savings bank (sometimes referred to herein as "Stock Bank") and the formation of Magyar Bancorp, MHC, a New Jersey mutual holding company, and Magyar Bancorp, Inc., a mid-tier Delaware holding company and the subsidiary of Magyar Bancorp, MHC (the "Reorganization"). Magyar Bancorp, MHC will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to Magyar Bancorp, Inc. Concurrently with the Reorganization, Magyar Bancorp, Inc. will offer up to 49.9% of its Common Stock for sale on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination therof.

         In connection with the Reorganization, we have examined the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan of Magyar Bank ("Plan of Reorganization") and certain other documents relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

         In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

         In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of Magyar Bank at a meeting duly called and held; that Magyar Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations and warranties which are

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Board of Directors
Magyar Bank
October 25, 2005
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provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws, except on the basis of the documents and assumptions described above.

         For purposes of this opinion, we are relying on the factual representations provided to us by Magyar Bank, which are incorporated herein by reference.

         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures, and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we assume no obligation to advise you of changes in law that may thereafter be brought to our attention.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                               SUMMARY OF OPINIONS
                               -------------------

         Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

         With Respect to the Exchange of Magyar Bank's Certificate of Incorporation from a Mutual Savings Bank Certificate of Incorporation to a Stock Savings Bank Certificate of Incorporation (the "Reorganization"):

         1. The conversion of Magyar Bank's certificate of incorporation from a mutual savings bank certificate of incorporation to a stock bank certificate of incorporation will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

         2. No gain or loss will be recognized by Magyar Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Mutual Bank. (Code Sections 361(a) and 357(a)).

         3   No gain or loss will be recognized by Stock Bank upon the receipt of the assets of Mutual Bank in exchange for shares of Stock Bank common stock. (Code Section 1032(a)).

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Board of Directors
Magyar Bank
October 25, 2005
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         4.  Stock Bank's holding period in the assets received from Mutual Bank will include the period during which such assets were held by Mutual Bank. (Code
Section 1223(2)).

         5. Stock Bank's basis in the assets of Mutual Bank will be the same as the basis of such assets in the hands of Mutual Bank immediately prior to the Reorganization. (Code Section 362(b)).

         6. Depositors will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for liquidation rights in Mutual Bank. (Code Section 354(a)(1)).

         7. Stock Bank will succeed to and take into account Magyar Bank's earnings and profits or deficit in earnings and profits, as of the date of the Reorganization. (Code Section 381).

         8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank's tax year will not end merely as a result of the conversion of Mutual Bank to stock form and Stock Bank will not be required to obtain a new employee identification number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

         9. No gain or loss shall be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus interests n the liquidation account of Magyar Bancorp, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other Depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

         10. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Voting Depositors upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Magyar Bancorp, Inc. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Voting Depositors on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Voting Depositors will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

         11. The basis of the deposit accounts in Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Voting Depositors of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation account of Magyar

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Board of Directors
Magyar Bank
October 25, 2005
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Bancorp, MHC to be received by the Eligible Account Holders and Supplemental
Eligible Account Holders of Mutual Bank shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

         With Respect to the Transfer of Stock Bank Stock to Magyar Bancorp, MHC, for Liquidation and Other Interests (the "351 Transaction"):

         12. The exchange of Stock Bank common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Depositors in exchange for interests in the liquidation account of Magyar Bancorp, MHC will constitute a tax-free exchange of property solely for "stock" pursuant to
Section 351 of the Code.

         13. Eligible Account Holders, Supplemental Eligible Account Holders and Depositors will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Reorganization to Magyar Bancorp, MHC solely in exchange Magyar Bancorp, MHC. (Code Section 351).

         14. Eligible Account Holders, Supplemental Eligible Account Holders and Depositors basis in the interests in the liquidation account of Magyar Bancorp, MHC received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

         15. Magyar Bancorp, MHC will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Depositors in exchange for interests in the liquidation account of Magyar Bancorp, MHC. (Code Section 1032(a)).

         16. Magyar Bancorp, MHC's basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Depositors (which basis is -0-) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Depositors immediately prior to the transaction. (Code Section 362(a)).

         17. Magyar Bancorp, MHC's holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Depositors will include the period during which such property was held by such persons. (Code Section 1223(2)).

         With Respect to the Transfers to Magyar Bancorp, Inc. in Exchange for Common Stock in Magyar Bancorp, Inc. (the "Secondary 351 Transaction"):

         18. Magyar Bancorp, MHC and the persons who purchased Common Stock of Magyar Bancorp, Inc. in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Magyar Bancorp, Inc. in exchange for stock in Magyar Bancorp, Inc. (Code Section 351(a)).

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Board of Directors
Magyar Bank
October 25, 2005
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         19. Magyar Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Magyar Bancorp, Inc. Common Stock. (Code Section 1032(a)).

         20. Magyar Bancorp, MHC's basis in the Magyar Bancorp, Inc. Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

         21. Magyar Bancorp, MHC's holding period in the Magyar Bancorp, Inc. Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

         22. Magyar Bancorp, Inc.'s basis in the Stock Bank stock received from Magyar Bancorp, MHC will be the same as the basis of such property in the hands of Magyar Bancorp, MHC. (Code Section 362(a)).

         23. Magyar Bancorp, Inc.'s holding period for the Stock Bank stock received from Magyar Bancorp, MHC will include the period during which such property was held by Magyar Bancorp, MHC. (Code Section 1223(2)).

         24. It is more likely than not that the basis of the Magyar Bancorp, Inc. Common Stock to its stockholders will be the purchase price thereof. (Code
Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

                              PROPOSED TRANSACTION
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         On July 6, 2005, the board of directors of Magyar Bank adopted the Plan of Reorganization. For what are represented to be valid business purposes, Magyar Bank's board of directors has decided to convert to a mutual holding company structure pursuant to federal and state law. The following steps are proposed:

         (i)   Magyar Bank will organize an interim stock savings bank (Interim
One) as its wholly owned subsidiary;

         (ii) Interim One will organize an interim stock savings bank as its wholly owned subsidiary (Interim Two); and

         (iii) Interim One will also organize a Delaware mid-tier holding company as its wholly owned subsidiary (Magyar Bancorp, Inc.).

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Board of Directors
Magyar Bank
October 25, 2005
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         The following transactions will occur simultaneously:

         (iv) Magyar Bank will exchange its certificate of incorporation for a New Jersey stock savings bank certificate of incorporation (Stock Bank) and Interim One will exchange its certificate of incorporation for a New Jersey mutual holding company certificate of incorporation to become Magyar Bancorp, MHC ("MHC");

         (v) Simultaneously with step (iv) Interim Two will merge with and into Stock Bank with Stock Bank as the resulting institution;

         (vi) All of the initially issued stock of Stock Bank will be transferred to the MHC in exchange for interests in the liquidation account of the MHC; and

         (vii) Magyar Bancorp, MHC will contribute Stock Bank's common stock to Magyar Bancorp, Inc. a wholly owned subsidiary of Magyar Bancorp, MHC, for additional shares of Magyar Bancorp, Inc. stock.

         These transactions are referred to herein collectively as the "Reorganization."

         Those persons who, as of the date of the Reorganization (the "Effective Date"), hold depository rights with respect to Mutual Bank will thereafter have such rights solely with respect to Stock Bank. Each deposit account with Mutual Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. In connection with the Reorganization, the Magyar Bank Depositors who have liquidation rights will be deemed to have exchanged such rights in the Mutual Bank for shares of Stock Bank common stock which they constructively receive. Thereafter, the Magyar Bank Depositors are deemed to transfer the shares of Stock Bank common stock that they constructively for interests in the liquidation account of Magyar Bancorp, MHC. Following the completion of the Reorganization, all Depositors who had liquidation and other rights with respect to Mutual Bank immediately prior to the Reorganization will continue to have such rights solely with respect to Magyar Bancorp, MHC so long as they continue to hold deposit accounts with Stock Bank. All new Depositors of Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to Magyar Bancorp, MHC so long as they continue to hold deposit accounts with Stock Bank.

         The shares of Interim Two common stock owned by Magyar Bancorp, MHC prior to the Reorganization shall be converted into and become shares of common stock of Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by Magyar Bank Depositors will be transferred to Magyar Bancorp, MHC by such persons in exchange for an interest in the liquidation account in Magyar Bancorp, MHC.

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Board of Directors
Magyar Bank
October 25, 2005
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         Magyar Bancorp, Inc. will have the power to issue shares of capital stock (including common and preferred stock) to persons other than Magyar Bancorp, MHC. So long as Magyar Bancorp, MHC is in existence, however, it must own a majority of the voting stock of Magyar Bancorp, Inc. Magyar Bancorp, Inc. may issue any amount of non-voting stock to persons other than Magyar Bancorp, MHC. No such non-voting stock will be issued as of the date of the Reorganization.

         The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

         Our opinion under paragraph 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 10 and 24 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Stock Bank's Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Depositors have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

         If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Magyar Bancorp, Inc. and/or the Stock Bank may be taxable on the distribution of the subscription rights.

         It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

         We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

         We hereby consent to the filing of the opinion as an exhibit to Magyar Bancorp's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our opinion in the Magyar Bank's Application for Approval of the Formation of a Mutual Holding Company as filed with the New Jersey Department of Banking and Insurance, the Magyar Bancorp, Inc.'s Application to the Board of Governors of the Federal Reserve System on Form FR Y-3, and the Magyar Bank's Interagency Bank Merger Application. We also consent to the references to our firm

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Board of Directors
Magyar Bank
October 25, 2005
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in the Prospectus under the captions "The Reorganization and the Stock Offering
- Tax Effects of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

                                Very truly yours,


                                /s/ LUSE GORMAN POMERENK & SCHICK
                                ------------------------------------
                                LUSE GORMAN POMERENK & SCHICK
                                A Professional Corporation